Exhibit 10.1

EXECUTIVE TRANSITION EMPLOYMENT AGREEMENT

This Executive Transition Employment Agreement (the “Agreement”) is entered into between Frederick “Rick” Stroupe, an individual (“Executive”), and Symmetricom, Inc., (the “Company”), effective as of June 30, 2005 (the “Effective Date”).

1.                                                                                       Effective Date.

This Agreement shall be effective as of the Effective Date and shall supersede any prior employment agreement(s) between Executive and the Company, including, but not limited to, that certain Change of Control Agreement dated February 8, 2002 between Executive and the Company.

2.                                                                                       Part-Time Transition Employment.

During the two (2) year period commencing on the Effective Date (the “Part-Time Employment Period”), Executive will continue to be employed by the Company in a part-time capacity at a base salary of $150,000 per year.  During the Part-Time Employment Period, Executive shall report to the Company’s Chief Executive Officer.  Unless determined by the Company in its sole discretion, Executive’s employment by the Company hereunder shall terminate on July 1, 2007.

3.                                                                                       Duties.

During the Part-Time Employment Period, Executive shall have such duties and responsibilities as are assigned him by the Company.  During the Part-Time Employment Period Executive shall continue to be provided with necessary office space, voicemail access, email access and such other support as the Chief Executive Officer may determine in good faith is necessary for Executive’s satisfactory performance of his duties hereunder.

4.                                                                                       Restricted Stock and Stock Options.

Executive’s currently outstanding options to purchase shares of the Company’s common stock which are vested and exercisable as of the Effective Date shall continue to be exercisable until the earlier of: (a) July 1, 2007, (b) ninety (90) days following the termination of Executive’s employment for any reason other than death or disability or (c) six (6) months following the termination of Executive’s employment due to death or disability, as such term is defined in Section 7.1, below. All of Executive’s stock options which are unvested as of the Effective Date shall terminate and cease to be exercisable as of the Effective Date.

During the Part-Time Employment Period, all of Executive’s restricted shares of Company common stock held by Executive as of the Effective Date will vest upon the attainment of the performance goals and in accordance with the vesting schedule as set forth in the pertinent restricted stock agreement.  All of Executive’s restricted stock which remains unvested as of the termination of Executive’s employment for any reason shall be forfeited to the Company upon such date.

5.                                                                                       Benefits.

During the Part-Time Employment Period, Executive shall be eligible to participate in any employee benefit plans or programs, including but not limited to group medical, dental, and vision benefits, life and disability insurance benefits, long term care insurance, and other programs, maintained or established by the Company to the same extent as other executive employees of the Company, subject to the generally applicable terms and conditions of the plan or program in question and the determination of any committee administering such plan or program; provided, however, Executive shall not be entitled to any additional grants of stock options or restricted stock.  Following Executive’s termination of employment, Executive will be eligible for extended group health plan coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and comparable state law.

6.                                                                                       Confidential Information.

During the Part-Time Employment Period and as applicable thereafter, Executive shall abide by the terms of any confidentiality agreement with the Company.

7.                                                                                       Termination of Employment.

7.1           Termination Due to Death or Disability or by the Company Without Cause.

If at any time during the Part-Time Employment Period, Executive’s employment terminates as a result of death or disability (as defined under the Company’s long-term disability policy as may be amended from time to time) or the Company terminates the employment of Executive other than for Cause, then Executive or his estate shall receive the following: (a) Executive (or his estate) shall continue to receive the base salary, as described in Section 2, until July 1, 2007; (b) all of Executive’s vested stock options, as described in Section 4, shall remain exercisable until the earlier of (i) July 1, 2007, (ii) ninety (90) days following the date of such termination or (iii) six (6) months following the date of such termination in the event of termination due to death or disability; (c) all of Executive’s then unvested restricted stock shall immediately be forfeited to the Company and (d) Executive shall be paid any accrued but unpaid vacation.

7.2           Termination by the Company With Cause.

Prior to July 1, 2007, the Company may terminate this Agreement and the employment of Executive at any time for Cause.  In such event, Executive’s employment shall terminate as of the date specified in writing by the Company.  As of such termination date, Executive shall receive no further compensation from the Company, but shall be entitled to the following: (a) Executive’s vested stock options, as described in Section 4, shall remain exercisable until the earlier of (i) July 1, 2007 or (ii) ninety (90) days following the date of such termination, (b) all of Executive’s then unvested restricted stock shall immediately be forfeited to the Company and (c) Executive shall be paid any accrued but unpaid vacation.  For purposes of this Agreement, the term “Cause” means: (a) theft, dishonesty or falsification of any employment or Company records; (b) malicious or reckless disclosure of the Company’s confidential or proprietary information; (c) commission of any immoral or illegal act or any gross or willful misconduct; (d) the failure or refusal by Executive to work diligently to perform tasks or achieve goals reasonably requested by the Company; and/or (e) the act of Executive being employed by or consulting with a company, entity or individual determined to be a competitor of the Company, as determined by the Company’s Board of Directors, in its sole discretion.

7.3           Termination by the Executive.

If at any time during the Part-Time Employment Period, Executive shall voluntarily terminate his employment, then Executive shall receive no further compensation from the Company as of the date of such resignation, but shall be entitled to the following: (a) Executive’s vested stock options, as described in Section 4, shall remain exercisable until the earlier of (i) July 1, 2007 or (ii) ninety (90) days following the date of such termination, (b) all of Executive’s then unvested restricted stock shall immediately be forfeited to the Company and (c) Executive shall be paid any accrued but unpaid vacation.

8.                                                                                       Release.

Notwithstanding anything herein to the contrary, Executive’s right to receive any of the payments or other compensation to be made to Executive pursuant to this Agreement, including any base salary during the term of this Agreement, shall be contingent on Executive providing to the Company (and failing to revoke) a full and complete general release in the form attached hereto as Exhibit A-1 (the “Initial Release”) prior to the Effective Date.

9.                                                                                       Written Amendment or Modification.

This Agreement may not be changed, altered, modified, or amended, except by a writing signed by Executive and the Chief Executive Officer expressly referring to this Agreement and acknowledging that it is changing, altering, modifying or amending the Agreement.

10.                                                                                 Successors and Assigns.

This Agreement shall be binding upon Executive’s heirs, executors, administrators and other legal representatives and will be binding on and inure to the benefit of the Company, its successors and assigns.  This Agreement is specific to Executive and may not be assigned.

11.                                                                                 Waiver.

No waiver by either party of any condition or provision of this Agreement shall be considered a waiver of any other condition or provision or a waiver of the same condition or provision at another time.

12.                                                                                 Entire Agreement.

This Agreement (including the Exhibits hereto) contains the entire agreement and understanding between the Company and Executive relating to the subject matters herein and supersedes all prior or contemporaneous discussions and agreements between the parties.

13.                                                                                 Governing Law; Consent to Personal Jurisdiction.

This Agreement shall be governed by the laws of the State of California, without regard to the choice of law provisions of California.  Executive expressly consents to personal jurisdiction in the state and federal courts located in California for any lawsuit arising from or relating to this Agreement, without regard to his then-current residence or domicile.

14.                                                                                 Severability.

The invalidity or unenforceability of one or more provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect to the maximum extent of the law.

15.                                                                                 Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

16.                                                                                 Indemnification.

The Company shall indemnify and hold Executive harmless for any conduct within the course and scope of his duties as an employee of the Company, consistent with the Company’s obligations under California and Delaware law and the Company’s corporate governing documents.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

SYMMETRICOM, INC.

By:	/s/ Thomas Steipp	Date:	June 9,	2005
	Thomas Steipp
Title:	Chief Executive Officer, Symmetricom, Inc.

EXECUTIVE

/s/Frederick Stroupe		Date:	June 9,	, 2005
Frederick “Rick” Stroupe

* * * * *

Exhibit A-1

INITIAL

Release And Waiver Of Claims

In exchange for entering into the Executive Transition Employment Agreement to which this form is attached and agreeing to make the payments described thereunder, I hereby furnish Symmetricom, Inc. (the “Company”) with the following release and waiver:

I, Frederick “Rick” Stroupe, hereby release, and forever discharge, the Company, its officers, directors, agents, employees, stockholders, successors, assigns, parents, subsidiaries and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising prior to and including the execution date of this Release with respect to any claims relating to my employment and the termination of my employment, including but not limited to, claims pursuant to any federal, state or local law relating to employment, including, but not limited to, discrimination claims, claims under California statute or ordinance and the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”), or claims for wrongful termination, breach of the covenant of good faith and fair dealing, contract claims, tort claims, and wage or benefit claims, including but not limited to, claims for salary, bonuses, commissions, stock, stock options, vacation pay, fringe benefits, severance pay or any form of compensation.

I acknowledge that my employment shall terminate on July 1, 2007, if not terminated earlier by me or the Company.

I also acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows:  “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”  I hereby expressly waive and relinquish all rights and benefits under that section or common law principles of similar effect.

I also acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this waiver and release is knowing and voluntary, and that the consideration given for this waiver and release is in addition to anything of value to which I was already entitled as an employee of the Company.  I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that:  (a) the waiver and release granted herein does not relate to claims which may arise after this agreement is executed; (b) I should consult with an attorney prior to executing this agreement (although I may choose voluntarily not to do so); (c) I have twenty-one (21) days from the date I receive this agreement, in which to consider this agreement (although I may choose voluntarily to execute this agreement earlier); (d) I have seven (7) days following the execution of this agreement to revoke my consent to the agreement; and (e) this agreement shall not be effective until the seven (7) day revocation period has expired.

Dated:
Frederick “Rick” Stroupe